EXHIBIT 99.1

MTBC Declares Monthly Dividends on Non-Convertible Series A Cumulative Redeemable Perpetual Preferred Stock Offering

SOMERSET, N.J., May 19, 2016 (GLOBE NEWSWIRE) -- MTBC (Nasdaq:MTBC), a leading provider of proprietary, web-based electronic health records, practice management and mHealth solutions, announced today that its Board of Directors has declared monthly cash dividends for its 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) for June, July and August 2016.

Holders of shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 11% of the $25.00 per share liquidation preference per annum (equivalent to $2.75 per annum per share). Dividends on the Series A Preferred Stock are payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day,  then the dividend may be paid on the next succeeding business day. Dividends are payable to holders of record on the applicable record date, which shall be the last day of the calendar month, whether or not a business day.

MTBC’s Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

The following table shows the monthly dividends and associated record and payment dates:

	June 2016	July 2016	August 2016
Dividend per share	$0.22917	$0.22917	$0.22917
Ex-dividend date	June 28, 2016	July 27, 2016	Aug. 29, 2016
Record date	June 30, 2016	July 31, 2016	Aug. 31, 2016
Payment date	July 15, 2016	Aug. 15, 2016	Sept. 15, 2016

About Medical Transcription Billing, Corp.

Medical Transcription Billing, Corp. (“MTBC”) is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers practicing in ambulatory care settings. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC's common stock trades on the NASDAQ Capital Market under the ticker symbol "MTBC," and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol "MTBCP."

For additional information, please visit our website at www.mtbc.com.

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Disclaimer

This press release is for information purposes only, and does not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Investor Contacts:

PCG Advisory Group
Christine J. Petraglia
Managing Director
christine@pcgadvisory.com
646-731-9817

Media:
PCG Advisory Group
Sean Leous
Chief Communications Officer
sleous@pcgadvisory.com
646-863-8998

Company Contact:
Bill Korn
Chief Financial Officer
Medical Transcription Billing, Corp.
bkorn@mtbc.com
732-873-5133